ADVISORY HEDGED OPPORTUNITY FUND

                                  EXHIBIT INDEX

EXHIBIT
NUMBER

(b)    Amended and Restated Bylaws of Registrant

(j)    Custodian  Agreement between Huntington  National Bank and the Registrant

(k)(2) Amendments to the Transfer Agency and Subadministration Agreement between BISYS Fund Services Ohio, Inc. and American Express Financial Corporation

       (i)   Amendment dated October 5, 2004
       (ii)  Amendment dated December 10, 2004
       (iii) Amendment dated March 1, 2005

(k)(3) Form of Expense Limitation Agreement between American Express Financial Corporation and the Registrant

(n)    Consent of Auditors - KPMG LLP

(r)(1) Amended Code of Ethics of the Registrant

(r)(2) Amended Code of Ethics of American Express Financial Corporation, the investment manager for the Registrant, and American Express Financial Advisors Inc., the principal underwriter for the Registrant

(s)(2) Power of Attorney for Paula R. Meyer

(s)(3) Power of Attorney for Mary K. Stern